Exhibit 10.2
[Viatris Letterhead]

August 15, 2025
Andrew B. Enrietti
c/o last address on file with the Company
Dear Andrew:
On behalf of Viatris Inc. (the “Company”), I am pleased to confirm the terms of employment offered to you by the Company in connection with your promotion to the role of Chief Administrative and Transformation Officer effective as of August 15, 2025 (the “Effective Date”).
1.    Position. Your position shall be Chief Administrative and Transformation Officer, and you shall devote your full business time and attention to such position. You shall report to the Chief Executive Officer of the Company and you shall perform such duties as reasonably requested by the Chief Executive Officer.
2.    Work Location. Your principal work location shall be in Pittsburgh, Pennsylvania. You will also be required to travel as dictated by the business needs of the Company.
3.    Base Salary. Your annual base salary shall be $800,000 (“Base Salary”), payable on the Company’s standard payroll dates and subject to deductions and withholdings as required by applicable law.
4.    Annual Incentive Bonus. Your target bonus opportunity shall be 100% of Base Salary. For 2025, your annual bonus shall be calculated based on the Company’s standard practice for a mid-year promotion. The terms and conditions of the annual incentive plan applicable to the Company’s officers, including the applicable performance goals, will be subject to the determination of the Board (or its applicable designee) each year.
5.    Long-Term Incentive Awards. You shall be eligible to receive annual grants of long- term incentive awards as determined by the Board (or its applicable designee). It is intended that the grant date value of such awards shall equal 300% of Base Salary. The terms and conditions of the long-term incentive plan applicable to the Company’s officers, including the applicable performance goals, the mix of long-term incentive vehicles and the timing of applicable grants, shall be subject to the determination of the Board (or its applicable designee) each year.
6.    Promotion Award. In connection with your promotion and the increase in your role and responsibilities, you shall be granted an award of restricted stock units (RSUs) with grant date value equal to $800,000. The award will vest in equal annual installments on each of the first, second and third anniversaries of the Effective Date, subject to your continued active employment on each such vesting date.
7.    Severance. Consistent with your letter agreement with the Company dated as of March 6, 2023, in the event you are terminated by the Company without Cause or you resign for Good

Reason (as such terms are defined on Appendix A), (i) the Company shall pay you an amount in cash equal to two times the sum of your Base Salary and target annual bonus (each as then in effect and without giving effect to any change that would constitute Good Reason), paid in a lump sum no later than sixty (60) days following your termination date, and (ii) you and your eligible dependents shall be provided continued group healthcare benefits coverages at the Company’s expense in accordance with the terms and conditions of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for twenty-four (24) months following your termination date. The group healthcare benefits eligible for continuation coverage are medical, prescription drug, vision, dental, Employee Assistance Program (EAP) and coaching and disease management, but you are limited to those healthcare benefits in which you or your eligible dependents participated as of your termination date. Your entitlements pursuant to this Section 7 are subject to your execution and non- revocation of the Company’s standard form release of claims.
8.    Benefits. During your employment with the Company, you shall be eligible to participate in all of the various employee benefit plans and programs which are made available to similarly situated officers of the Company, in accordance with the eligibility provisions and other terms and conditions of such plans and programs.
9.    Miscellaneous. The Company may deduct and withhold from any amount payable under this offer letter or otherwise such Federal, state, local, foreign or other taxes as are required to be withheld. The validity, interpretation, construction and performance of this offer letter will be governed by the laws of the Commonwealth of Pennsylvania (without giving effect to its conflicts of law).
This offer is also contingent upon execution by you of any applicable agreements relating to your employment with the Company (or an affiliate of the Company) (including any applicable confidentiality agreement), in each case, in a form consistent with such agreement to be entered into with similarly situated Company officers, which may be provided to you at a later date.
To confirm your acceptance of this offer, please sign and return the original to me.
Your passion and commitment give us every reason to believe that together we will set new standards in healthcare and provide access to high quality medicine for the world’s 8 billion people.
Sincerely,
/s/ Scott A. Smith
Scott A. Smith
Chief Executive Officer

Accepted:
Signature    /s/ Andew Enrietti
Date    August 15, 2025

APPENDIX A
“Cause” shall mean (i) a willful breach of duty in the course of job performance, (ii) a felony conviction under the laws of any country or any state or locality thereof, (iii) the failure to substantially perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), (iv) misconduct in connection with your duties or any other act or omission by you, which is injurious to the Company or its direct or indirect subsidiaries, affiliates or related entities monetarily or otherwise or (v) a material violation of any established policy of the Company or any of its direct or indirect subsidiaries, affiliates or related entities.
“Good Reason” shall mean each of the following without your express written consent: (i) a reduction of base salary or target bonus opportunity (excluding any special or one-time awards), (ii) a material diminution in the duties or responsibilities of your position (including status, offices, titles and reporting requirements) or any other action effecting a material reduction in your role or responsibilities (including, without limitation, a requirement to report to any person other than the Chief Executive Officer) or (iii) a relocation of your principal work location by more than thirty (30) miles, provided, however, that, in each case, you will not be deemed to have Good Reason unless (1) you first provide the Company with written notice of the condition giving rise to Good Reason within 30 days of its initial occurrence, (2) the Company or the successor company fails to cure such condition within 30 days after receiving such written notice and (3) your resignation based on such Good Reason is effective within 30 days after the expiration of such cure period.